UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

 ______________________

Date of Report (Date of earliest event reported): May 29, 2015

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Nevada	0-21617	23-2577138
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

621 N. Shady Retreat Road
Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Company's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On May 29 2015, ProPhase Labs, Inc. (the “Company”, “we” or “us”) entered into new employment agreements, effective immediately, with each of Ted Karkus, Chairman and Chief Executive Officer of the Company, and Robert V. Cuddihy, Jr., Chief Financial Officer and Chief Operating Officer of the Company (the “Employment Agreements”). The Employment Agreements supersede the employment agreements of Messrs. Karkus and Cuddihy, dated January 1, 2015.

The Employment Agreements were modified to include voluntary decreases in the amounts payable to our executive officers in the event of termination by the Company without Cause, or a resignation by the executive for Good Reason (as such terms are defined in the Employment Agreements). Messrs. Karkus and Cuddihy have agreed to such decreases for the benefit of the Company and in the interest of the Company’s cost management. Each Employment Agreement also provides that it shall be interpreted to avoid implications of taxes and penalties under section 409A of the Code. Each Employment Agreement was approved by our Board of Directors.

Under Mr. Karkus’s new employment agreement with the Company, in the event of the termination by the Company without cause or due to a voluntary resignation by Mr. Karkus with Good Reason (as defined in his Employment Agreement), Mr. Karkus will be paid 1.5 times his base salary (decreased from 2.5 times his base salary in his prior employment agreement) (“Mr. Karkus Severance”), with one-half of such amount payable as a lump sum severance payment in cash and the remaining one-half paid in 12 equal consecutive, monthly installments commencing on the first business day of the month following the effective date of the termination; and all of the stock options and/or restricted stock held by Mr. Karkus shall automatically vest concurrently upon such termination of employment, regardless of any prior existing vesting schedules. If Mr. Karkus is terminated without cause or leaves with Good Reason in contemplation of (or within 24 months following) a change in control of the Company, then, in lieu of the Mr. Karkus Severance payment described above, Mr. Karkus shall instead receive a one-time severance payment in cash equal to the greater of (x) One Million Five Hundred Thousand Dollars ($1,500,000) (decreased from $2,500,000 in his prior employment agreement), and (y) 199 percent (decreased from 299 percent in his prior employment agreement) of his average annual total Form W-2 compensation for the three calendar years immediately preceding the date of termination. All other compensation and benefits remain unchanged from Mr. Karkus’s prior employment agreement.

Under Mr. Cuddihy’s new employment agreement with the Company, in the event of the termination by the Company without cause or due to a voluntary resignation by Mr. Cuddihy with Good Reason (as defined in his Employment Agreement), Mr. Cuddihy will be paid 1.5 times his base salary (“Mr. Cuddihy Severance”), with one-half of such amount payable as a lump sum severance payment in cash and the remaining one-half paid in 12 equal consecutive, monthly installments commencing on the first business day of the month following the effective date of the termination; and all of the stock options and/or restricted stock held by Mr. Cuddihy shall automatically vest concurrently upon such termination of employment, regardless of any prior existing vesting schedules. If Mr. Cuddihy is terminated without cause or leaves with Good Reason in contemplation of (or within 24 months following) a change in control of the Company, then, in lieu of the Mr. Cuddihy Severance payment described above, Mr. Cuddihy shall instead receive a one-time severance payment in cash equal to the greater of (x) Nine Hundred Thousand Dollars ($900,000) (decreased from $1,000,000 in his prior employment agreement), and (y) 199 percent (decreased from 299 percent in his prior employment agreement) of his average annual total Form W-2 compensation for the three calendar years immediately preceding the date of termination. All other compensation and benefits remain unchanged from Mr. Karkus’s prior employment agreement.

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The above description of the Employment Agreements is a summary and is qualified in its entirety by reference to the terms of such agreements, which are filed herewith as Exhibit 99.1 and Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(1)         Exhibit 99.1         Employment Agreement effective as of May 29, 2015 between Robert V. Cuddihy, Jr. and the Company

(2)         Exhibit 99.2         Employment Agreement effective as May 29, 2015 between Ted Karkus and the Company

***

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Robert V. Cuddihy, Jr
Robert V. Cuddihy, Jr.
Chief Operating Officer and Chief Financial Officer

Date:	May 29, 2015

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Exhibit Index.

(1)	Exhibit 99.1	Employment Agreement effective as of May 29, 2015 between Robert V. Cuddihy, Jr. and the Company
(2)	Exhibit 99.2	Employment Agreement effective as of May 29, 2015 between Ted Karkus and the Company

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